EXHIBIT 10

Execution Copy

THIS CONVERTIBLE PROMISSORY NOTE (“NOTE”) HAS BEEN ACQUIRED BY THE HOLDER SOLELY FOR ITS OWN ACCOUNT FOR THE PURPOSE OF INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

TeraWulf Inc.

Amended and Restated Convertible Promissory Note

Original Principal Amount: $853,912.33

Issuance Date: November 25, 2022

FOR VALUE RECEIVED, TERAWULF INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of Lake Harriet Holdings, LLC, or its registered assigns (the “Holder”), the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to repayment, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration or otherwise (in each case in accordance with the terms hereof) and to pay interest on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section 16. This Note is one of a number of similar notes (collectively, with this Note, the “Notes”) having like tenor and effect (except for variations necessary to express the name of the holder, the principal amount of each of the Notes, and the date on which each Note is issued) issued or to be issued by the Company to certain other holders (collectively, including the Holder, the “Holders”) in the maximum aggregate principal amount of $3,415,649.31. The Company shall maintain a ledger of all Holders. This Note is amended and restated as of January 30, 2023.

Upon the issuance of this Note by the Company and delivery of the same to the Holder, the Holder shall pay to the account of the Company, the purchase price for this Note in the amount of $853,912.33 in accordance with a closing statement in the form of Exhibit I attached hereto.

(1)     GENERAL TERMS

(a)     Maturity Date. Unless previously converted in connection with a Conversion Financing as provided for herein, on April 1, 2025 (the “Maturity Date”), the Company shall pay to the Holder an amount in cash representing all then outstanding Principal and all accrued and unpaid interest. The Company may not prepay this Note prior to the Maturity Date without the consent of the Holder.

(b)     Interest Rate and Payment of Interest. Interest shall accrue on the outstanding principal balance hereof at the rate of 4.00% per year (the “Interest Rate”). Upon the occurrence of an Event of Default, interest shall accrue at a rate of 15% per year until collected in full. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(2)     REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company makes the following representations and warranties to the Holder:

(a)     The Company is a corporation, duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the nature of its business, operations or activities require it to be pursuant to applicable law.

(b)     The Company has all necessary power and authority to execute, deliver and perform its obligations under this Note; and the execution, delivery and performance by the Company of this Note has been duly authorized by all necessary corporate action on its part; this Note constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor’s rights and by general principles of equity limiting the availability of certain remedies. Any Equity Securities issued upon conversion of this Note, when issued in compliance with the provisions of this Note, will be validly issued, fully paid, nonassessable, free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

(c)     This Note, and the obligations of the Company hereunder, do not conflict with (i) the organizational documents of the Company or (ii) any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other legally enforceable directive or requirement.

(3)     EVENTS OF DEFAULT.

(a)     An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

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(i)      the Company's failure to pay to the Holder any amount of Principal or interest after such payment is due;

(ii)      The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 61 days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii)      The Common Stock shall cease to be quoted or listed for trading, or fail to maintain a trading market on any Primary Market, for a period of ten (10) consecutive Trading Days;

(iv)      The Company or any subsidiary of the Company shall be a party to any Change of Control Transaction (as defined in Section 16) unless in connection with such Change of Control Transaction this Note is retired;

(v)      The Company shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note which is not cured within five (5) Business Days after notice of such breach or default; or

(vi)      Any representation or warranty made in this Note by the Company shall be materially incorrect when made or deemed made.

(b)     During the time that any portion of this Note is outstanding, if any Event of Default has occurred and is continuing, the full unpaid Principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election upon written notice to the Company, immediately due and payable in cash. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and

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all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(4)      CONVERSION OF NOTE. This Note shall be convertible into shares of the Company's Equity Securities, on the terms and conditions set forth in this Section 4.

(a)     Automatic Conversion. On the Conversion Date, the entire outstanding Principal of this Note, together with all accrued and unpaid interest thereon (the “Aggregate Outstanding Note Amount”), shall automatically convert without any further action by the Holder, at a conversion price (the “Conversion Price”) equal to the lowest price per share paid by investors purchasing Equity Securities in any Qualified Financing (such Qualified Financing, the “Conversion Financing”), into shares of the Equity Securities sold in the Conversion Financing. The resulting number of shares of Equity Securities issued to the Holder will be equal to the Aggregate Outstanding Note Amount divided by the Conversion Price. The Company shall not issue any fraction of a share of Equity Securities upon any conversion hereunder. If the issuance would result in the issuance of a fraction of a share of Equity Securities, the Company shall round such fraction of a share of Equity Securities up or down to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Equity Securities upon any conversion hereunder.

(b)     Delivery of Documents. As soon as reasonably practicable in advance of the Conversion Date, the Company or Holder, as applicable, shall deliver to the other party any and all Transaction Documents related to the Conversion Financing, including a securities purchase agreement and other ancillary agreements, with customary representations and warranties. The Holder also agrees to deliver the original of this Note to the Company (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the closing of the Conversion Financing for cancellation; provided, however, that upon satisfaction of the conditions set forth in this Section 4(b), this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence.

(c)     Other Provisions.

(i)      Subject to the receipt of the Stockholder Approval, in each case, the Company shall at all times reserve and keep available out of its authorized Equity Securities the full number of shares of Equity Securities issuable upon conversion of all outstanding amounts under this Note, and within three (3) Business Days following the receipt by the Company of a Holder's notice that such minimum number of Underlying Shares is not so reserved, the Company shall promptly reserve a sufficient number of shares of Equity Securities to comply with such requirement.

(ii)      All calculations under this Section 4 shall be rounded to the nearest $0.0001 or whole share.

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(iii)      Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 3 herein for the Company’s failure to deliver certificates representing shares of Equity Securities upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)      The Company agrees to (i) use its reasonable best efforts to call a special meeting of the Company’s stockholders for the purpose of, and to solicit and obtain, the Stockholder Approval within forty-five (45) days from January 30, 2023 and (ii) provide notice of receipt of the Stockholder Approval to the Holder as promptly as reasonably practicable following the receipt of the Stockholder Approval.

(d)     Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Change of Control Transaction pursuant to which holders of the Company’s Equity Securities are entitled to receive securities or other assets with respect to or in exchange for shares of Equity Securities (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder's option, (i) in addition to the shares of Equity Securities receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Equity Securities had such shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Equity Securities otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of such shares of Equity Securities in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to the shares of Equity Securities) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of this Note.

(e)     In case of any (1) merger or consolidation of the Company or any subsidiary of the Company controlling more than one-half of the assets of the Company with or into another Person not affiliated with the Company, or (2) sale by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company in one or a series of related transactions, the Holder shall have the right to convert the aggregate amount of this Note then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of shares of Equity Securities following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Equity Securities into which such aggregate Principal amount of this Note could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (3) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible

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note with a principal amount equal to the aggregate Principal amount of this Note then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible note shall have terms identical (including with respect to conversion) to the terms of this Note, and shall be entitled to all of the rights and privileges of the Holder of this Note set forth herein and the agreements pursuant to which this Notes were issued. In the case of clause (3), the conversion price applicable for the newly issued shares of Equity Securities underlying the newly issued convertible note shall be based upon the amount of securities, cash and property that each share of Equity Securities would receive in such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section 4 upon any conversion following such event. This provision shall similarly apply to successive such events.

(5)     REISSUANCE OF THIS NOTE.

(a)     Transfer. Holder may transfer or assign this Note if and only if the transfer or assignment is made (i) to an affiliate (as that term is defined in Rule 405 promulgated under the Securities Act) of Holder upon reasonable prior written notice to the Company, or (ii) with the prior written consent of the Company (the permitted transfers pursuant to clauses (i) and (ii), the “Permitted Transfers”). Prior to the consummation of the Permitted Transfers, Holder agrees to provide the Company with joinders to this Note in forms reasonably acceptable to the Company and duly executed by the transferee or assignee. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 5(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 5(d)) to the Holder representing the outstanding Principal not being transferred.

(b)     Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 5(d)) representing the outstanding Principal.

(c)     Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 5(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)     Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 5(a) or Section 5(c), the Principal designated by the Holder which, when added to the principal represented by the

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other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Note), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid interest from the Issuance Date.

(6)     NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by e- mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:

TeraWulf Inc.

9 Federal Street

Easton, Maryland 21601

Attention: Stefanie Fleischmann, General Counsel

Telephone: (646) 243-1873

E-Mail: fleischmann@terawulf.com

With a copy (which shall not constitute notice or process) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Attention: David S. Huntington

Telephone: 212-373-3124

E-Mail: dhuntington@paulweiss.com

If to the Holder:	Lake Harriet Holdings, LLC 4149 Dupont Ave S Minneapolis, MN 55409 Attention: Nazar Khan, President Telephone: (646) 526-6959 Email: khan@terawulf.com or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated upon sending the e-mail or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by e-mail or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(7)     Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of the Company.

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(8)      This Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Equity Securities in accordance with the terms hereof.

(9)     TAX MATTERS. Any Holder of this Note, including transferees or assignees, shall, and shall be capable of, delivering to the Company a fully completed and executed IRS Form W-9 or applicable IRS Form W-8 (including, in each case, any successor form), which tax form shall be delivered to the Company prior to the Holder becoming a Holder of this Note and promptly updated upon the occurrence of any changes with respect to the information set forth, or to be set forth, on such tax form or at the reasonable request of the Company. All actual or constructive payments made by the Company on or with respect to this Note shall be subject to withholding and backup withholding of tax to the extent required by law, and amounts withheld, if any, shall be treated as received by the Holder in respect of which such amounts were withheld. The Company shall have the right to take measures necessary to obtain cash to satisfy the Company’s withholding requirements with respect to any non-cash, deemed or constructive payment to the Holder, including by retaining, selling or liquidating property of the Holder held by the Company in its custody or over which it has control.

(10)     SUBORDINATION.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note and the other Notes shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations (as defined in the Loan Agreement) of the Company under that certain Loan, Guaranty and Security Agreement, dated as of December 1, 2021 (as amended by the First Amendment dated as of July 1, 2022, the Second Amendment, Consent and Amendment to First Amendment dated as of August 26, 2022, the Third Amendment to Loan, Guaranty and Security Agreement dated as of October 7, 2022, the Fourth Amendment to Loan, Guaranty and Security Agreement dated as of January 6, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Company as Borrower (the “Borrower”), certain of the Company’s subsidiaries as guarantors, each of the financial institutions from time to time a party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent (in such capacities, together with any successor in such capacities under any Senior Indebtedness, the “Senior Agent”), and any other indebtedness and obligations of the Company arising in connection with any renewal, refunding, restructuring, replacement or refinancing thereof, including accrued interest thereon (collectively, the “Senior Indebtedness”):

(a)     In the event of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to the Company or to its property, and in the event of any proceeding for voluntary liquidation, dissolution or other winding up of the Company (except as expressly permitted by the Loan Agreement), whether or not involving insolvency or bankruptcy (an “Insolvency Proceeding”), then and during any such event, any payment or distribution of any kind or character, whether in cash, property or securities, which, but for the subordination provisions contained herein, would otherwise be payable or deliverable to the Holder upon or in respect of

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this Note, shall, if paid, be paid to the Senior Agent for application to the Senior Indebtedness, and the Holder shall not receive any such payment or distribution or any benefit therefrom unless and until the Discharge of Senior Indebtedness (as defined below) has occurred; provided that nothing herein shall prevent the conversion of this Note into shares of the Company’s Equity Securities as contemplated hereunder or the Holder from receiving and retaining Permitted Junior Securities in exchange for all or any portion of the obligations arising under this Note pursuant to such proceeding;

(b)     if any Event of Default (as defined in the Loan Agreement or other agreement governing the Senior Indebtedness) occurs and is continuing, then no payment shall be made by or on behalf of the Company to the Holder with respect to this Note except to the extent permitted under clause (a) above; and

(c)     the Holder shall not (A) take any action or exercise any rights, remedies or powers under the terms of this Note, or exercise any other right or remedy at law or equity that the Holder might otherwise possess, to collect any amount due and payable under this Note, unless and until the Discharge of Senior Indebtedness has occurred, provided, however, that, the Holder shall have the right to (i) accelerate (but not collect on) the obligations under this Note following an Event of Default, (ii) file responsive pleadings, (iii) commence actions to toll any applicable statute of limitations and (iv) file any proof of claim and prove any claim in respect of this Note in any Insolvency Proceeding, or (B) take any actions (including without limitation vote in any way) with respect to the obligations under this Note which would (i) impair any rights or interests of the Senior Agent or any lender of the Senior Indebtedness (a “Senior Lender”) under this Section 10 or (ii) contest the priority, validity or enforceability of the Senior Indebtedness, any of the documents governing the Senior Indebtedness (the “Senior Indebtedness Documents”), the lien and security interests of the Senior Agent or the Senior Lenders in any collateral securing any of the Senior Indebtedness, this Section 10 or any of the respective terms thereof or hereof.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of the Company or by any act or failure to act on the part of such holder or any trustee or agent for such holder. The Company and the Holder hereby agree that the subordination of this Note is for the benefit of the Senior Agent and the Senior Lenders. The Senior Agent and the Senior Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Senior Agent may, on behalf of the Senior Lenders, proceed to enforce the subordination provisions herein. The Holder agrees to file all claims against the Company in any Insolvency Proceeding or other proceeding in which the filing of claims is required by law, and the Senior Agent, on behalf of the Senior Lenders, shall be entitled to all of the Holder’s rights thereunder. If for any reason the Holder fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, the Holder hereby irrevocably appoints the Senior Agent as its true and lawful attorney-in-fact and the Senior Agent is hereby authorized to act as attorney-in-fact in the Holder’s name to file such claim. In all such cases, the person or persons authorized to pay such claim shall pay to the Senior Agent, on behalf of the Senior Lenders, the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, the Holder hereby assigns to the Senior Agent, on behalf of the Senior Lenders, all of the Holder’s rights to any payments or distributions to which the Holder

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otherwise would be entitled. If the amount so paid is greater than the Holder’s liability hereunder, the Senior Agent or the Senior Lenders shall pay the excess amount to the party entitled thereto.

Nothing contained in the subordination provisions set forth in this Section 10 (a) is intended to or will impair, (i) the conversion of, and the right of the Holder to enforce the provisions of this Note providing for the conversion of, this Note into shares of the Company’s Equity Securities or (ii) as between the Company and the Holder, the obligations of the Company, which are absolute and unconditional, to pay to the Holder the principal of and interest on this Note as and when due and payable in accordance with its terms, or (b) is intended to or will affect the relative rights of the Holder and other creditors of the Company other than the holders of Senior Indebtedness; provided, however, that if the Holder receives any payment or distribution of any character, whether in cash, securities or other property, in respect of this Note that the Holder is not entitled to receive under this Section 10, the Holder will hold the amount so received in trust for the Senior Agent and the Senior Lenders and will forthwith turn over such payment to the Senior Agent in the form received (except for the endorsement of the Holder where necessary) for application to the Senior Indebtedness in accordance with the terms of the Senior Indebtedness Documents; provided further that if the Holder fails to make any endorsement required under this Note, the Senior Agent or any of its officers or employees or agents on behalf of the Senior Agent, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the Holder to make such endorsement in the Holder’s name.

The Holder represents and agrees that it does not have and will not have a Lien on any assets of the Company securing the obligations hereunder. Without limiting the foregoing, in the event the Holder obtains a Lien in any assets of the Company, regardless of any priority otherwise available to the Holder by law or by agreement, any Lien claimed therein or judgment lien thereon (including any proceeds thereof) by the Holder with respect to the obligations hereunder will be and remain fully subject and subordinate for all purposes to the Liens of the Senior Agent; provided that nothing contained herein shall be construed as a consent by Senior Agent to any Liens prohibited by the Senior Indebtedness Documents.

The subordination terms set forth in this Section 10 shall terminate upon the date on which (a) all commitments in respect of the Senior Indebtedness shall have been terminated and (b) the principal of and interest on the Senior Indebtedness and all obligations arising thereunder or in connection therewith (other than in respect of contingent indemnification and expense reimbursement claims not then due and payable) shall have been irrevocably paid in full in cash (such date, the “Discharge of Senior Indebtedness”).

(11)     This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the Courts of the State of New York sitting in New York County, New York and the U.S. District Court for the Southern District of New York sitting in New York County, New York in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

(12)     Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach

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of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

(13)     If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(14)     Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(15)     THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(16)     CERTAIN DEFINITIONS For purposes of this Note, the following terms shall have the following meanings:

(a)     “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(b)     “Change of Control Transaction” means the occurrence of (a) an acquisition after the Issuance Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a

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replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the Issuance Date (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the Issuance Date), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned subsidiary of the Company shall be deemed a Change of Control Transaction under this provision.

(c)     “Common Stock” means the common stock, par value $0.001, of the Company.

(d)     “Conversion Date” means the third Business Day following the date of the Stockholder Approval.

(e)     “Equity Securities” means any equity securities, and securities convertible into or exchangeable for equity securities, of any class or series of the Company, except that such defined term shall not include any security granted, issued and/or sold by the Company to any eligible beneficiary under its Omnibus Incentive Plan.

(f)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)     “Lien” means a mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

(h)     “Permitted Junior Securities” means debt securities or equity securities of the Borrower or any of its successors as reorganized in any Insolvency Proceeding that (i) the payment on, of, or with respect to which is subordinated in right of payment and in all other respects (including all provisions relating to amortization and prepayment or, if applicable, redemption or repurchase) to all Senior Indebtedness (or any debt or equity securities issued in substitution of all or any portion of any Senior Indebtedness) to the same or greater extent that the obligations under this Note are subordinated to the Senior Indebtedness under this Note, (ii) are not secured by a Lien on any assets and (iii) are on such other terms as implemented pursuant to such Insolvency Proceeding in accordance with applicable law.

(i)     “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

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(j)     “Primary Market” means the Nasdaq Capital Market.

(k)     “Qualified Financing” means the issuance and sale of Equity Securities by the Company to investors after the Issuance Date of this Note and prior to the Conversion Date, with an aggregate gross sales price of not less than Five Million Dollars ($5,000,000), with such $5,000,000 amount excluding, as applicable, (i) any underwriting/agent discounts and commissions, (ii) any amounts received by the Company in connection with the Notes or that certain convertible promissory note entered into between the Company and Yorkville Advisors, dated June 2, 2022 and amended on October 25, 2022, and as further amended on November 25, 2022, (iii) the Company’s previously issued Series A Convertible Preferred Stock, (iv) the Company’s securities issued pursuant to those certain subscription agreements and warrant agreement, each dated October 6, 2022, by and between the Company and parties thereto, (v) the Company’s warrants issued pursuant to the Lender Warrant Agreement, dated July 1, 2022 and amended on October 7, 2022, (vi) the Company’s warrants issued pursuant to the Warrant Agreement, dated December 12, 2022 and (vi) any amounts received by the Company upon the conversion of any of the securities of the Company described in the foregoing clauses.

(l)     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(m)     “Stockholder Approval” means the requisite approval of the Company’s stockholders at a special meeting to amend the Amended and Restated Certificate of Incorporation of the Company to increase the maximum number of authorized shares of common stock, with the par value of $0.001 per share, from 200,000,000 to 400,000,000.

(n)     “Trading Day” means a day on which the shares of Common Stock are quoted or traded on a Primary Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(o)     “Transaction Documents” means any existing or future agreement between the Company and the Holder or any other investor, as applicable, with respect to the Conversion Financing.

(p)     “Underlying Shares” means the shares of Equity Securities issuable upon conversion of this Note in accordance with the terms hereof.

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IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
TERAWULF INC.

By:	/s/ Patrick Fleury
Name:	Patrick Fleury
Title:	Chief Financial Officer

Accepted and Agreed:

HOLDER:

LAKE HARRIET HOLDINGS, LLC

By:	/s/ Nazar Khan
Name:	Nazar Khan
Title:	President